[Atmos logo appears here]	Exhibit 99.1

News Release

For Immediate Release

Analyst and Media Contact:

Susan Kappes (972) 855-3729

ATMOS ENERGY CORPORATION LEADERSHIP

TO SPEAK AT AGA FINANCIAL FORUM

DALLAS (May 4, 2003)—Members of Atmos Energy Corporation’s (ATO) leadership team will speak at the American Gas Association Financial Forum in Scottsdale, Arizona, on May 5, 2003, at 1:35 p.m. local time (3:35 CDT, 4:35 EDT). Speakers will include Robert W. Best, chairman, president and CEO, and J. Patrick Reddy, senior vice president and CFO.

The Company’s presentation will review its recent accomplishments, discuss its key strategies for growth and outline its expectations for financial performance. The Company will also confirm that it expects to earn $1.00 to $1.10 per diluted share in its 2003 second quarter and $1.52 to $1.58 per diluted share for the 2003 fiscal year, in line with Wall Street’s recent consensus estimates. The Company will release its 2003 second quarter earnings on May 13.

A live webcast of the Company’s presentation at the AGA Financial Forum will be broadcast on Atmos Energy’s website at www.atmosenergy.com. The presentation will be archived for 30 days.

Atmos Energy Corporation, headquartered in Dallas, is one of the largest natural gas distributors in the United States, serving about 1.7 million utility customers. Atmos Energy’s utility operations serve more than 1,000 small and medium-size communities in 12 states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy’s nonutility operations, organized under Atmos Energy Holdings, operate in 18 states. They provide natural gas marketing and procurement services to industrial, commercial and municipal customers, manage company-owned natural gas storage and pipeline assets, construct small electric generating plants for industrial and municipal customers, and hold an indirect equity interest in Heritage Propane Partners, L.P., the fourth-largest U.S. propane marketer. For more information, visit www.atmosenergy.com.

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